Exhibit 99.1

Press Release	TENNESSEE COMMERCE BANCORP, INC. (NASDAQ - TNCC)

Tennessee Commerce Bancorp Hires Frank Perez as Chief Financial Officer

Company Release - 07/31/2008 14:00

FRANKLIN, Tenn.—(BUSINESS WIRE)—

Tennessee Commerce Bancorp, Inc. (NASDAQ: TNCC) today announced that Frank Perez has been hired as Chief Financial Officer. Mr. Perez replaces Lamar Cox, Acting Chief Financial Officer. Mr. Cox will continue as Tennessee Commerce’s Chief Administrative Officer.

“We are pleased to announce that Frank Perez is joining Tennessee Commerce as our Chief Financial Officer,” said President Mike Sapp. “Frank has solid experience in bank accounting, SEC reporting, Sarbanes-Oxley and other regulatory compliance. He brings a blend of professional and interpersonal skills that will fit well with our management team and philosophy.

“Prior to his tenure as CFO for another Tennessee bank, Frank held senior accounting positions with companies in Brentwood and Franklin. We are pleased to welcome him back to Franklin as our new CFO. We look forward to growing Tennessee Commerce with Frank as a senior member of our management team,” concluded Mr. Sapp.

Before joining Tennessee Commerce, Mr. Perez served as Vice President and Chief Financial Officer for Cumberland Bank & Trust in Clarksville, Tennessee. As Cumberland’s CFO, he was responsible for accounting management, financial analysis, cash management, technology integration and regulatory compliance.

Mr. Perez is a Certified Public Accountant. He is a member of the Tennessee Society of Certified Public Accountants as well as a member of the American Institute of CPAs. He is also a member of the Financial Institutions Committee (2007) of the Tennessee Society of Certified Public Accountants.

Prior to joining Cumberland Bank & Trust, Mr. Perez was a senior accountant for AIG American General and served as audit manager and senior accountant for public accounting firms. He also served in the United States Army for a period of ten years. Mr. Perez is an active participant in numerous civic and community activities.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank. The Bank provides a wide range of banking services and is primarily focused on business accounts. Its corporate and banking offices are located in Franklin, Tennessee, and it has loan production offices in Birmingham, Alabama, Minneapolis, Minnesota and Atlanta, Georgia. Tennessee Commerce Bancorp’s stock is traded on The NASDAQ Global Market under the symbol TNCC.

Additional information concerning Tennessee Commerce Bancorp can be accessed at www.tncommercebank.com.

Source: Tennessee Commerce Bancorp, Inc.

Contact: Tennessee Commerce Bancorp, Inc. Lamar Cox, 615-599-2274 Acting Chief Financial Officer